LOCK-UP AGREEMENT
This Lock-Up Agreement (this “Agreement”) is dated as of September 1, 2021, and is between Southwestern Energy Company, a Delaware corporation (the “Company”), and the undersigned (the “Holder”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Registration Rights Agreement (as defined below).
WHEREAS, this Agreement is being entered into pursuant to that Registration Rights Agreement, dated as of September 1, 2021, by and among the Company and the other parties thereto (the “Registration Rights Agreement”);
WHEREAS, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions, in the case of Holder, on the transfer of Company Common Stock and, in the case of the Company, the issuance or sale of Company Common Stock.
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:
ARTICLE 1.
LOCK-UP
Section 1.01    Lock-Up
(a)Except as provided in Section 1.01(b), from the date of Closing to the date that is six months after Closing, Holder agrees that it shall not offer, sell, contract to sell (including any short sale), pledge, hypothecate, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, grant any option, right or warrant for the sale of, purchase any option or contract to sell, sell any option or contract to purchase, or otherwise encumber, dispose of or transfer, or grant any rights with respect to, directly or indirectly (any such action, a “Transfer”), any shares of Company Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Company Common Stock, whether any such aforementioned transaction is to be settled by delivery of the Company Common Stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any Transfer, without, in each case, the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion.
(b)Notwithstanding Section 1.01(a), from the date that is 30 days after Closing to and including the date that is six months after the date of Closing:
(i)The Holder may sell up to an aggregate of 25% of the Registrable Securities held by such Holder (the “Aggregate Threshold Amount”) pursuant to the Initial Demand Registrations; provided, however, that the Company may, in its sole discretion, increase the Aggregate Threshold Amount if requested by the Requesting Holders in connection with the Initial Demand Registrations; provided further that if a party to the Registration Rights Agreement elects not to participate in an Initial Demand Registration or a participant in an Initial Demand Registration elects not to sell a number of Registrable Securities equal to such holder’s Aggregate Threshold Amount, then Holder may elect to sell an additional number of Registrable Securities held by such Holder in such Initial Demand Registration so long as the total number of Registrable Securities sold by all participants in the Initial Demand Registrations does not exceed 25% of the Registrable Securities in any Initial Demand Registration made pursuant to Section 2.02(a)(ii) of the Registration Rights Agreement; and
(ii)The Holder may Transfer up to an aggregate amount of Shares no greater than the Aggregate Threshold Amount (after taking into account any sale made pursuant to clause (i) above) pursuant to (a) non-underwritten resales under the Registration Statement, subject to the delay and suspension rights set forth in Section 2.03 of the Registration Rights Agreement, or (b) any other applicable exemption from the registration requirements of the Securities Act.
(c)From the date of Closing to and including the date that is 30 days after Closing, the Company agrees that it shall not Transfer any shares of Company Common Stock or securities convertible into or exchangeable or exercisable for any shares of Company Common Stock or enter into a transaction which would have the same effect, or publicly disclose the intention to make any such offer or sale or to enter into any such transaction or other arrangement, without, in each case, the prior written consent of the Majority Holders; provided, however, the Company shall not be required to obtain the written consent of the Majority Holders for (A) issuance of Company Common Stock upon (1) exercise of options, (2) settlement of performance share units, (3) vesting of restricted shares, (4) vesting of shares issued at the election of a participant or as a matching contribution under employee 401(k) plans, (5) the vesting of deferred stock units, (6) settlement of phantom units and (7) elections under employee stock purchase programs, in each case, granted under the Company’s benefit and compensation plans as in effect on the date of this Agreement and (B) the issuance of Company Common Stock, restricted stock, stock options, performance share units, phantom units, or other stock performance awards under the Company’s benefit and compensation plans as in effect on the date of this Agreement or under any Company employee benefit plan.
ARTICLE 2.
MISCELLANEOUS
Section 2.01    Severability. If any provision of this Agreement shall be determined to be illegal and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.
Section 2.02    Governing Law; Waiver of Jury Trial.
(a)This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws that would direct the application of the laws of another jurisdiction.
(b)THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN

CONNECTION WITH THIS AGREEMENT. FURTHER, NOTHING HEREIN SHALL DIVEST A COURT OF COMPETENT JURISDICTION OF THE RIGHT AND POWER TO GRANT A TEMPORARY RESTRAINING ORDER, TO GRANT TEMPORARY INJUNCTIVE RELIEF, OR TO COMPEL SPECIFIC PERFORMANCE OF ANY DECISION OF AN ARBITRAL TRIBUNAL MADE PURSUANT TO THIS PROVISION.
Section 2.03    Binding Effects; Benefits of Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and Holder and its successors and assigns. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or transferred, by operation of law or otherwise, by a party hereto without the prior written consent of the other party.
Section 2.04    Notices. All notices or other communications which are required or permitted hereunder shall be in writing and shall be deemed to have been given if (a) personally delivered, (b) sent by nationally recognized overnight courier, (c) sent by registered or certified mail, postage prepaid, return receipt requested, or (d) sent by email. Such notices and other communications must be sent to the following addresses or email addresses:
(a)If to the Company, to:
Southwestern Energy Company
10000 Energy Drive
Spring, Texas 77389-4954
Attention: Chris Lacy
Email: chris_lacy@SWN.COM
with copies (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
1000 Louisiana Street
Suite 6800
Houston, Texas 77002-5026
Telephone: 713-655-5100
Facsimile: 713-655-5200
Attention: Frank Ed Bayouth II, Eric C. Otness, Cody Carper
Email: frank.bayouth@skadden.com; eric.otness@skadden.com; cody.carper@skadden.com
(b)If to Holder, to the address or email address of Holder as they appear on Holder’s signature page attached hereto or such other address or email address as may be designated in writing by Holder.
Section 2.05    Modification; Waiver. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by the Company and the Holder. No course of dealing between the Company and the Holder or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 2.06    Entire Agreement. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith.
Section 2.07    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts taken together shall constitute but one agreement.
[signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its undersigned duly authorized representative as of the date first written above.

SOUTHWESTERN ENERGY COMPANY

By:___________________________
Name:
Title:

[Signature Page to Lock-Up Agreement]

HOLDER

By:___________________________
Name: Title:
Address:
Contact Person:
Email:
[Signature Page to Lock-Up Agreement]